January 23, 2018

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs/Mesdames:

We have read Item 4.01 of Escalon Medical Corp’s Form 8-K dated January 18, 2018, and have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs of Item 4.01.

Yours truly,

/s/ Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania